UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 8, 2005
GENERAL MOTORS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

STATE OF DELAWARE	1-143	38-0572515

(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (313) 556-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

SIGNATURES

INDEX TO EXHIBIT

Exhibit 99.1	Agreement between General Motors Corporation (GM) and Delphi Automotive Systems Corporation (Delphi)
Exhibit 99.2	Benefit Guarantee – UAW (Also Exhibit A to Exhibit 99.1)
Exhibit 99.3	Model Assumption Agreement (Also Exhibit B to Exhibit 99.1)
Exhibit 99.4	Benefit Guarantee – USWA
Exhibit 99.5	Benefit Guarantee – IUE
Agreement between General Motors Corporation and Delphi Automotive Systems Corporation
Benefit Guarantee - UAW (Also Exhibit A to Exhibit 99.1)
Model Assumption Agreement (Also Exhibit B to Exhibit 99.1)
Benefit Guarantee - USWA
Benefit Guarantee - IUE

ITEM 8.01 OTHER EVENTS
On October 8, 2005, General Motors Corporation (GM) issued the following press release:
GM Comments Further On Delphi Chapter 11 Filing
DETROIT – General Motors Corp. (NYSE: GM) today provided the following additional comments on Delphi Corp.’s (NYSE: DPH) Chapter 11 filing.
General Motors Corporation today said it expects no immediate effect on its global automotive operations as a result of Delphi Corporation’s Chapter 11 filing. Delphi is GM’s largest supplier of automotive systems, components and parts, and GM is Delphi’s largest customer.
Delphi Corporation filed a petition for Chapter 11 proceedings under the United States Bankruptcy Code for itself and many of its U.S. subsidiaries on October 8, 2005.
GM will work constructively in the court proceedings with Delphi, its unions and other participants in Delphi’s restructuring process. GM’s goal is to pursue outcomes that are in the best interests of GM and its stockholders, and that enable Delphi to continue as an important supplier to GM.
Delphi has indicated to GM that it expects no disruption in its ability to supply GM with the systems, components and parts it needs as Delphi pursues a restructuring plan under the Chapter 11 process. Although, the challenges faced by Delphi during its restructuring process could create operating and financial risks for GM, that process is also expected to present opportunities for GM.
For example, on the one hand, Delphi or one or more of its affiliates may reject or threaten to reject individual contracts with GM, either for the purpose of exiting specific lines of business or in an attempt to increase the price GM pays for certain parts and components. As a result, GM might be adversely affected by disruption in the supply of automotive systems, components and parts which could potentially force the suspension of production at GM assembly facilities.
On the other hand, GM estimates that it currently pays a purchase price premium to Delphi in the aggregate of approximately $2 billion a year above globally competitive market prices for systems, components and parts purchased from Delphi’s North American operations. GM believes that a restructuring of Delphi through the Chapter 11 process provides it with an opportunity to reduce or eliminate that purchase price premium, over time, as well as improve the quality of systems, components and parts it procures.
Another risk is that various financial obligations Delphi has to GM as of the date of Delphi’s filing for Chapter 11, may be subject to compromise in the Chapter 11 proceedings resulting in GM receiving payment of only a portion of the face amount owed by Delphi. GM will seek to minimize this risk by protecting its right of set-off against amounts it owes to Delphi as of the date of Delphi’s Chapter 11 filing, currently estimated at $1.2 billion. However, the extent to which these obligations are covered by GM’s right to set-off may be subject to dispute by Delphi or its other creditors. Given that the bankruptcy court will resolve any such disputes, GM cannot provide any assurance that it will be able to fully or partially set-off such amounts. The financial impact of a substantial compromise of the $1.2 billion could have a material adverse impact on the financial position of GM.
In connection with GM’s split-off of Delphi Corporation in 1999, GM entered into separate agreements with the United Automobile Workers (UAW), International Union of Electrical Workers and the United Steel Workers. In each of these three agreements (Benefit Guarantee Agreement (s)) GM provided contingent benefit guarantees to make payments for limited pension and post retirement health care and life insurance benefits (OPEB) to certain former GM U.S. hourly employees who transferred to Delphi as part of the split-off and meet the eligibility requirements for such payments (Covered Employees).
Each Benefit Guarantee Agreement contains separate benefit guarantees relating to pension, post retirement health care and life insurance benefits. These limited benefit guarantees each have separate triggering events that initiate potential GM liability if Delphi fails to provide the corresponding benefit at the required level. Therefore, it is possible that GM could incur liability under one of the guarantees (e.g.

pension) without triggering the other guarantees (e.g. post retirement health care or life insurance). In addition, with respect to pension benefits, GM’s obligation under the pension benefit guarantees only arises to the extent that the combination of pension benefits provided by Delphi and the PBGC falls short of the amounts GM has guaranteed.
The Chapter 11 filing by Delphi does not by itself trigger any of the benefit guarantees. In addition, the benefit guarantees expire on October 18, 2007 if not previously triggered by Delphi’s failure to pay the specified benefits. If a benefit guarantee is triggered before its expiration date, GM’s obligation could extend for the lives of affected Covered Employees, subject to the applicable terms of the pertinent benefit plans or other relevant agreements.
The benefit guarantees do not obligate GM to guarantee any benefits for Delphi retirees in excess of the levels of corresponding benefits GM provides at any given time to GM’s own hourly retirees. Accordingly, if any of the benefits GM provides to its hourly retirees are reduced, there would be a similar reduction in GM’s obligations under the corresponding benefit guarantee.
A separate agreement between GM and Delphi requires Delphi to indemnify GM if and to the extent GM makes payments under the benefit guarantees to the UAW employees or retirees. Today, GM received a notice from Delphi, that in the opinion of its Chief Restructuring Officer, it was more likely than not that GM would become obligated to provide benefits pursuant to the benefit guarantees to the UAW employees or retirees. The letter went on to state that Delphi was unable at this time to estimate the timing and scope of any benefits GM might be required to provide under those benefit guarantees. The Benefit Guarantee Agreements between GM and the unions, and the indemnity agreement between GM and Delphi, will be exhibits to the Form 8-K GM will file with the SEC on Tuesday morning October 11, 2005. Any recovery by GM under indemnity claims against Delphi could be significantly limited as a result of the Delphi reorganization proceeding. As a result, GM’s claims for indemnity may not be paid in full.
For numerous reasons, including but not limited to the following, GM is evaluating whether it is possible to reasonably estimate the financial impact that the Corporation may eventually sustain, if any, due to the benefit guarantees. First, GM does not know whether the obligation to make any payments under the benefit guarantees will be triggered. Second, there are substantial uncertainties regarding the interpretation of the benefit guarantees. Third, it is impossible to predict what the impact of the Delphi bankruptcy will be on the benefits addressed by the benefit guarantees, including whether Delphi will be permitted by the Court to terminate its pension or OPEB plan for hourly workers and retirees or reduce the benefits under those plans, and the magnitude of any changes granted. Fourth, the number of former GM employees who will be covered under the guarantees is unknown. Fifth, the nature and amount of any payments GM may receive from the Chapter 11 estate of Delphi in consideration for Delphi’s commitment to indemnify GM for liabilities arising under the benefit guarantees are not presently estimable. Sixth, GM’s financial exposure is likely to be affected by the outcome of various negotiations between GM and Delphi, between Delphi and various unions and between GM and those same unions, and the impact of those negotiations on GM is not estimable. Seventh, it is not possible to ascertain the extent to which any payments made by the PBGC will lessen GM’s obligations under the pension guarantee. GM continues to evaluate the relevant facts and circumstances in order to make an appropriate determination as to when and to what extent it should record a liability due to the Delphi Chapter 11 filing.
GM currently believes that it is not probable that it has incurred a liability due to Delphi’s Chapter 11 filing. It further believes that it is not presently able to estimate the amount, if any, it may ultimately pay under the benefit guarantees due to the foregoing uncertainties. The range of GM’s contingent exposure extends from there being potentially no material financial impact to the company if the guarantees are not triggered, to approximately $10 to $11 billion at the high end, with amounts closer to the midpoint being considered more possible than amounts towards either of the extreme ends of this range. These views reflect GM’s current assessment that it is unlikely that a Chapter 11 process will result in both a termination of Delphi’s pension plan and complete elimination of its OPEB plans.
With respect to the possible cash flow impact on GM related to its ability to make either pension or OPEB payments, if any are required under the benefit guarantees, GM would expect to make such payments from ongoing operating cash flow and financings. Such payments, if any, are not expected to have a material impact on GM’s cash flows in the short-term. However, if payable, these payments would be likely to increase over time, and could have a material impact on GM’s liquidity in coming years. (For reference, Delphi’s 2004 Form 10K reported that its total cash outlay for OPEB for 2004 was $226 million which included $154 million for both hourly and salaried retirees (the latter of which are not covered under the benefit guarantees), plus $72 million in payments to GM for certain former Delphi hourly employees that flowed back to retire from GM). If benefits to Delphi’s U.S. hourly employees under Delphi’s pension plan are reduced or terminated, the resulting impact on GM cash flows in future years due to the Benefit Guarantee Agreements is currently not estimable.
Forward Looking Statements
All statements contained or incorporated in this Form 8-K which address events or developments that we expect or anticipate may occur in the future, such as, but not limited to, GM’s production and operating performance, the impact of Delphi’s Chapter 11 filing on GM’s global automotive operations, ability to address future obligations and to do so out of normal operating cash flow, the enforceability of the right to fully or partially set-off obligations owed to Delphi against amounts owed by Delphi to GM, the ability of GM’s vendors, including Delphi, to meet GM’s current needs and to do so in a timely manner, enforceability of the Delphi’s agreement to indemnify GM, the ability to reduce or eliminate the purchase price premium, statements regarding the enforceability of the benefit guarantees, and estimates of financial impact of the benefit guarantees, are among the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described below and other factors that may be described in subsequent reports that GM may file or furnish with the SEC:
•	The ability of Delphi to meet its financial challenges;

•	Changes in financial conditions of Delphi and Delphi’s ability to satisfy the indemnification if Delphi cannot meet its financial challenges;

•	The impact on GM and GM’s other suppliers if Delphi cannot meet its financial challenges;

•	Interpretations of the agreements between GM and Delphi and GM and the unions;

•	Interpretations by the Bankruptcy Court and any changes in the federal bankruptcy code;

•	Changes in the competitive environment;

•	Changes in relations with Unions;

•	The ability of GM to achieve reductions in cost of supplies and to realize production efficiencies, and to implement capital expenditures, all at the levels and times planned by management;

•	The ability to meet cash flow objectives at the levels and times planned by management; and

•	Other factors, risks and uncertainties discussed in our filings with the SEC.
GM does not intend or assume any obligation to update any of these forward-looking statements.
# # # # #

Exhibit	Description	Method of Filing
99.1	Agreement between GM and Delphi	Attached as Exhibit
99.2	Benefit Guarantee – UAW (Also Exhibit A to Exhibit 99.1)	Attached as Exhibit
99.3	Model Assumption Agreement (Also Exhibit B to Exhibit 99.1)	Attached as Exhibit
99.4	Benefit Guarantee – USWA	Attached as Exhibit
99.5	Benefit Guarantee – IUE	Attached as Exhibit

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION (Registrant)
Date: October 11, 2005	By:	/s/ PETER R. BIBLE
(Peter R. Bible, Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Description
Exhibit 99.1	Agreement between General Motors Corporation (GM) and Delphi Automotive Systems Corporation (Delphi)
Exhibit 99.2	Benefit Guarantee – UAW (Also Exhibit A to Exhibit 99.1)
Exhibit 99.3	Model Assumption Agreement (Also Exhibit B to Exhibit 99.1)
Exhibit 99.4	Benefit Guarantee – USWA
Exhibit 99.5	Benefit Guarantee – IUE